Investor Contact:
Dan Ferry
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daniel@lifesciadvisors.com

GENOCEA BIOSCIENCES PROVIDES CLINICAL UPDATE

CAMBRIDGE, Mass., July 20, 2020 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today announced updates to its clinical programs, the neoantigen vaccine GEN-009 and the neoantigen cell therapy, GEN-011.

GEN-009
On July 30, 2020, the Company will share initial clinical data on the first 5 patients from Part B of the ongoing Phase 1/2a clinical trial exploring the combination of GEN-009 and immune checkpoint inhibitor-based regimens in advanced solid tumors. The lead investigator, Dr. Maura L. Gillison, MD, PhD, Professor of Medicine, Department of Thoracic/Head and Neck Medical Oncology at MD Anderson Cancer Center, will present.

GEN-011
In June 2020, the Company submitted the IND to support the initiation of a Phase 1/2 clinical trial and the 30-day FDA review period has just ended. The Company has received verbal notification from the U.S. Food and Drug Administration (FDA) that the agency has completed its review of the Company’s Investigational New Drug Application (IND) for GEN-011. In this verbal feedback, the FDA informed Genocea that it is placing the IND on clinical hold until it receives additional information pertaining to certain third-party reagents used in the GEN-011 manufacturing process. These reagents are not a component of the final cell therapy product. The Company expects to receive official written communication from the FDA regarding the hold and the FDA’s position in the near future and will work with the FDA to resolve their questions as quickly as possible.

About Genocea Biosciences, Inc.
Genocea’s mission is to conquer cancer by developing personalized cancer immunotherapies in multiple tumor types. Our unique ATLAS™ platform comprehensively profiles each patient’s T cell responses to potential targets, or antigens, on the tumor. ATLAS enables us to optimize the neoantigens for inclusion in our immunotherapies and exclude inhibitory antigens that can exert an immunosuppressive effect. We are advancing two ATLAS-enabled programs: GEN-009, our neoantigen vaccine for which we are conducting a Phase 1/2a clinical trial and expect preliminary clinical results in the third quarter of 2020, and GEN-011, our neoantigen-specific cell therapy using T cells derived from peripheral blood for which we expect to conduct a Phase 1/2a clinical trial. To learn more, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to GEN-009 and GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.